Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-144309 and 333-144370, on Form S-8 of our report dated December 13, 2007, relating to the consolidated and combined financial statements and related financial statement schedule of Covidien Ltd. (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes explanatory paragraphs related to a) the fact that prior to the separation of Covidien Ltd. from Tyco International Ltd., the healthcare businesses of Tyco International Ltd. was comprised of the assets and liabilities used in managing and operating the various healthcare businesses of Tyco International Ltd. and include allocations of corporate overhead, other expenses, debt and interest expense from Tyco International which may not be reflective of the actual costs or debt which would have been incurred had the Company operated as a separate entity apart from Tyco International, and to b) the adoption of the recognition and disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plan—an amendment of FASB Statements No. 87, 88, 106 and 132(R) in 2007) appearing in the Annual Report on Form 10-K of Covidien Ltd. for the year ended September 28, 2007.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

December 13, 2007